                               THIS  PROSPECTUS IS FILED WITH THE
                               SECURITIES AND EXCHANGE COMMISSION
                               PURSUANT TO RULE 424 (b) (1)
                               Registration No. 333-64847

                         450,000 SHARES

                      [ALTA GOLD CO. LOGO]

                          COMMON STOCK

      The shares offered hereby (the "Shares") consist of up to 450,000 shares of common stock, $.001 par value per share ("Common Stock"), of Alta Gold Co., a Nevada corporation (the "Company"), which may be issuable by the Company to Gerald Metals, Inc. (the "Selling Stockholder") upon the exercise of the Options (as defined below). On May 15, 1998, the Company entered into an agreement with the Selling Stockholder, whereby the Company granted to the Selling Stockholder an option to purchase up to 450,000 shares of Common Stock (the "Option") for certain consulting and financial services provided to the Company by the Selling Stockholder. The exercise price (the "Exercise Price") for the Option is $1.78125 per share and is exercisable at any time within a five-year period from the date of grant. The Option supercedes and replaces an option to purchase up to 75,000 shares of Common Stock previously granted by the Company to the Selling Stockholder on March 31, 1996, which shares were registered under a registration statement on Form S-8 (no. 333-05695) filed with the Securities and Exchange Commission (the "Commission") on June 12, 1996. This Prospectus covers the sale of the Shares from time to time by the Selling Stockholder. The issuance of the Shares upon the exercise of the Option is not covered by this Prospectus, rather only the resale of such Shares by the Selling Stockholder or its respective pledgees, donees, transferees or other successors in interest.

      The Shares may be offered from time to time by the Selling Stockholder or its respective pledgees, donees, transferees, assignees or other successors in interest. The Company has agreed to pay certain expenses of the registration of the Shares. Any brokers' or underwriters' fees or commissions incurred by the Selling Stockholder in connection with the sale of the Shares will be borne by the Selling Stockholder. The Company will not receive any proceeds directly from the sale of the Shares by the Selling Stockholder. See "Use of Proceeds." The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the sale price of the Shares sold, less the aggregate underwriters' commissions and discounts, if any, and the expenses of distribution not borne by the Company.

      The Selling Stockholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time by the Selling Stockholder or their respective pledgees, donees, transferees or other successors in interest, primarily in transactions (which may include block transactions) on the Nasdaq National Market, or such other market on which the Company's securities may from time to time be trading at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholder and the brokers and dealers through whom sales of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discount and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

      The Common Stock is currently listed on the Nasdaq National
Market under the symbol "ALTA." On September 24, 1998, the last reported sale price of the Common Stock on the Nasdaq National
Market was $2.1875 per share.

      THERE  ARE  CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED
BEFORE  PURCHASING THE SHARES.  SEE "RISK FACTORS"  BEGINNING  ON
PAGE 5.
           __________________________________________

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus is October 7, 1998.


                        TABLE OF CONTENTS

                                                             PAGE
                                                             ----

INCORPORATION OF DOCUMENTS BY REFERENCE......................  3

THE COMPANY..................................................  4

RISK FACTORS.................................................  5

USE OF PROCEEDS.............................................. 12

SELLING STOCKHOLDER.......................................... 12

PLAN OF DISTRIBUTION......................................... 13

LEGAL MATTERS................................................ 14

EXPERTS...................................................... 14

AVAILABLE INFORMATION........................................ 14


             INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference into this Prospectus:

      (i) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1997;

      (ii) The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

      (iii) The Company's proxy statement on Schedule 14A for the Company's annual meeting of stockholders held on June 12, 1998; and

      (iv)  The  description of the Common Stock contained in the
            Company's  registration   statement   on   Form  S-3,
            Amendment  No.  4 (no. 33-84046), as filed  with the
            Commission under the Securities Act.

      All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Margo R. Bergeson, Secretary, Alta Gold Co., at the Company's principal executive offices located at 601 Whitney Ranch Drive, Suite 10, Henderson, Nevada 89014. Telephone requests may be directed to Ms. Bergeson at (702) 433-8525.

                           THE COMPANY

     Alta Gold Co. (the "Company") is engaged in the exploration, development, mining and production of gold on properties located in Nevada. The Company also has three base metals properties in the western United States which are in various stages of development. The Company operates solely in the metals mining industry segment. The Company was incorporated in Nevada on May 7, 1962, under the name of Silver King Mines, Inc. On November 24, 1989, the Company merged with Pacific Silver Corporation, and the Company's name was changed to Alta Gold Co. The Company's principal executive offices are located at 601 Whitney Ranch
Drive, Suite 10, Henderson, Nevada 89014, and its telephone number is (702) 433-8525.

      In 1991, the Company ceased mining activities because of higher than expected mining costs, and lower than anticipated ore grades and recoveries, as well as declining gold prices. Following a change in management and the implementation of a new mining plan, the Company resumed mining in 1993 at the Easy
Junior mine ("Easy Junior") located near Ely, Nevada. In 1994, the Company acquired three gold properties, the Kinsley mine ("Kinsley") located in Elko County, Nevada, the Olinghouse property ("Olinghouse") located in Washoe County, Nevada, and the Griffon property ("Griffon") located in White Pine County,
Nevada, and one copper property, the Copper Flat property ("Copper Flat") located in Sierra County, New Mexico. Kinsley was permitted, developed and put into operation in October 1994, and the Company completed mining all reserves at Easy Junior in August 1994.

      In 1996, the Company (i) produced 49,486 ounces of gold at Easy Junior and Kinsley; (ii) completed gold processing at Easy Junior; (iii) continued mining activities at Kinsley;
(iv) continued permitting, development drilling and mine planning at Olinghouse, as well as preparing a feasibility study;
(v)   continued   permitting  and  mine  planning   at   Griffon;
(vi) continued permitting at Cooper Flat; (vii) acquired control of the Excalibur property ("Excalibur") located in Mineral County, Nevada; and (viii) entered into an agreement giving the Company an option to acquire a 50% interest in, and right to manage, the Osceola property ("Osceola") located in White Pine County, Nevada.

      In 1997, the Company (i) produced 38,472 ounces of gold at Kinsley; (ii) completed site development and construction and began mining at Griffon; (iii) continued permitting, development drilling and mine planning and completed a feasibility study at Olinghouse; (iv) continued permitting at Copper Flat; and
(v) initiated the acquisition of the Lookout Mountain gold property ("Lookout Mountain") located in Eureka County, Nevada from Echo Bay Exploration, Inc. In the first quarter of 1998, the Company (i) completed mining operations at Kinsley; and
(ii) completed the acquisition of Lookout Mountain.

       In   1998  (through  September  24,  1998),  the   Company
(i) completed site development and construction and began mining at Olinghouse; (ii) continued to conduct mining activities at Griffon; (iii) continued to permit Copper Flat; and
(iv) conducted exploration at Excalibur, Lookout Mountain and Osceola.

  RECENT DEVELOPMENTS

      Immediately following the Company's receipt on May 8, 1998 of the final permit for Olinghouse, the Company began site development and mine construction. In July 1998, the Company began mining activities and in September 1998, the Company began producing gold at Olinghouse. The Company expects to be in full operation at Olinghouse by the end of 1998, with an anticipated annualized production rate of 100,000 oz/year, assuming normal operating conditions. No assurance can be given that the Company will be able to produce gold at Olinghouse at the expected rate.

                          RISK FACTORS

       EXCEPT FOR HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS, THE MATTERS DISCUSSED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING MANAGEMENT'S EXPECTATIONS REGARDING THE COMPANY'S RESERVES, TIMING OF RECEIPT OF GOVERNMENT PERMITS, PLANNED DATES FOR COMMENCEMENT OF PRODUCTION AT THE COMPANY'S MINING OPERATIONS AND GOLD PRODUCTION AT THE COMPANY'S MINING PROPERTIES, ANTICIPATED DRILLING AND RECLAMATION EXPENDITURES AS WELL AS OTHER CAPITAL SPENDING, FINANCING SOURCES AND THE EFFECTS OF REGULATION. SUCH FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN, AND INVESTORS MUST RECOGNIZE THAT ACTUAL RESULTS MAY DIFFER FROM MANAGEMENT'S EXPECTATIONS. KEY FACTORS IMPACTING CURRENT AND FUTURE OPERATIONS OF THE COMPANY INCLUDE THE FACTORS DISCUSSED BELOW.

       PROSPECTIVE  PURCHASERS  OF  THE  SHARES  SHOULD  CONSIDER
CAREFULLY  THE  FOLLOWING  FACTORS  IN  ADDITION  TO  THE   OTHER
INFORMATION  CONTAINED  IN  THIS  PROSPECTUS  BEFORE  MAKING   AN
INVESTMENT IN THE SHARES.

  VOLATILITY OF THE PRICE OF GOLD

      The profitability of the Company's current operations is affected by the market price of gold, which is currently at depressed levels. The average daily closing spot price for gold on the Commodity Exchange ("COMEX") dropped from approximately $388 per ounce in 1996 to approximately $332 per ounce in 1997. Gold continued to drop in 1998, falling to a 19-year low of $274.60 per ounce in August 1998. The average daily closing spot price for gold in 1998 (through September 24, 1998) on COMEX was $293.80 per ounce. Gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and of other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs in major gold-producing regions such as South Africa and the former Soviet Union. In addition, the price of gold sometimes is subject to rapid short-term changes because of speculative activities.

      The demand for and supply of gold affect gold prices, but not necessarily in the same manner as supply and demand may affect the prices of other commodities. The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant impact on the supply of gold or on its price.

      If the price of gold should decrease, the value of the Company's gold properties which are being explored or developed would also decrease and the Company might not be able to recover its investment in those properties. The decision to place a mine in production, and the commitment of funds necessary for that purpose, must be made well in advance of the time when a mining company will receive the first revenues from that production. Price fluctuations between the time that such a decision is made and the commencement of production can dramatically change the economics of a mine. If the Company's revenue from gold sales falls for a substantial period below its costs of production at any or all of its operations, the Company could determine that it is not economically feasible to continue commercial production at any or all of its operations. One of the reasons the Company ceased gold production activities from 1991 to 1993 was because of depressed gold prices during that period.

      The volatility of gold prices is illustrated in the following table of annual high and low gold fixing prices per ounce on the London P.M. Fix:

                     Year                         High       Low
       ----------------------------------------------------------
        1985..................................    $341       $284
        1986..................................     438        326
        1987..................................     500        436
        1988..................................     484        395
        1989..................................     416        356
        1990..................................     424        346
        1991..................................     403        344
        1992..................................     360        330
        1993..................................     406        326
        1994..................................     396        370
        1995..................................     396        372
        1996..................................     415        367
        1997..................................     367        283
        1998 (through September 24, 1998).....     313        273


      On September 24, 1998, the afternoon fixing for gold on the London P.M. Fix was $292.70. Gold prices on the London P.M. Fix are regularly published in most major financial publications and many nationally recognized newspapers.

  CURRENT DEPENDENCE ON TWO PRODUCING PROPERTIES

     All of the Company's operating revenues in 1997 were derived from its mining operations at Kinsley, which mining operations were completed in the first quarter of 1998. Future operating revenues are dependent upon processing the remaining recoverable gold on the leach pad at Kinsley and on gold production at Olinghouse (which commenced gold production in September 1998) and at Griffon (which commenced gold production in January 1998). If operations at Olinghouse and Griffon and, to a lesser extent, Kinsley, were interrupted or curtailed, the Company's ability to generate operating revenues and earnings would be materially and adversely affected unless and until other properties were put into production.

  LIMITED LIFE OF MINING PROJECTS

      The Company derives all of its operating revenues from mining projects which have a limited life. Mining at Kinsley was completed in the first quarter of 1998, with remaining gold production from heap leaching and pad rinsing expected to continue in declining amounts through 2000. Based on the reserve estimate as of December 31, 1997, the Company expects mining activities at (i) Olinghouse to continue for at least five years, with gold production from heap leaching and pad rinsing to continue thereafter in declining amounts through 2005; and (ii) Griffon to continue for at least two years, with gold production from heap leaching and pad rinsing to continue thereafter in declining amounts through 2001. No assurance can be given that the estimated time for completion of mining activities at Olinghouse and Griffon or gold production at Olinghouse, Griffon and Kinsley is accurate. The Company's ability to generate future operating revenues and earnings after Olinghouse, Griffon and Kinsley are depleted is dependent on its ability to bring one or more of its other properties into production. The commencement of production at Copper Flat is subject to, among other things, obtaining necessary governmental permits and obtaining outside sources of funding. No assurance can be given that the Company will have any mining properties in operation once the mining and/or processing of ore from Olinghouse, Griffon and Kinsley or other future operating properties, if any, are completed.

  GOVERNMENT PERMITS AND PROJECT DELAYS

      The Company is seeking government permits and approvals for the development of Copper Flat. Obtaining the necessary government permits is a complex and time-consuming process involving numerous federal, state and local agencies. The duration and success of each permitting effort are contingent upon many variables not within the Company's control. Notwithstanding the Company's good faith expectations, no assurance can be given that any government permit or approval will be issued when anticipated or without conditions that may have a material adverse effect on the project. In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with existing standards, laws and regulations which may entail unexpected costs and delays depending on the nature of the activity to be permitted and the interpretation of the regulations implemented by the permitting authority. Substantial delays in obtaining, or a failure to obtain, certain government permits or approvals without burdensome conditions could have a material adverse effect on the Company's business and operations.

      An owner of real property known as the Ladder Ranch, near Copper Flat in New Mexico, has challenged the permitting and opening of Copper Flat. The owner of the Ladder Ranch has raised concerns that operations at Copper Flat would affect his quality of life and is allegedly concerned about the impact of Copper Flat's operations on the environment. The Company believes that the allegations made by the owner of the Ladder Ranch are without merit, and it intends to vigorously defend any such challenge to Copper Flat. However, no assurance can be given that any such challenge will not prevent or delay the permitting or opening of Copper Flat.

  UNCERTAINTY OF FUNDING

      Mining operations require a substantial amount of capital prior to the commencement of, and in connection with, the actual production of gold. Such capital requirements relate to the costs of, among other things, acquiring mining claims and properties, obtaining government permits, exploration and delineation drilling to determine the underground configuration of the ore body, designing and constructing the mine and process facilities, purchasing and maintaining mining equipment, and complying with bonding requirements established by various regulatory agencies regarding the future restoration and reclamation activities for each property.

  ENVIRONMENTAL CONTROLS

       The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Federal Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. Although the majority of the waste produced by the Company's operations are "extraction" and "beneficiation" wastes, which the United States Environmental Protection Agency ("EPA") does not regulate under its current
"hazardous waste" program, the EPA is currently developing a separate program under the RCRA to regulate such waste. Until the new regulatory program is formally proposed by the EPA, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

     Many states, including the State of Nevada (where a majority of the Company's properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

       The Company's compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company's intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company's business activities.

  PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

      During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law") which governs mining claims and related activities on federal lands. In 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements. The royalty proposals range from a 2% royalty on "net profits" from mining claims to an 8% royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of development of operating mines on the federal unpatented mining claims held by the Company. Many of the Company's properties, including Griffon and portions of Olinghouse and Copper Flat, consist of unpatented mining claims on federal lands. The Company's financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

  UNCERTAINTY OF DEVELOPMENT PROPERTY ECONOMICS

      Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

      The Company's decision as to whether any of the mineral development properties it now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to, the: (i) receipt of government permits;
(ii) costs of bringing the property into production, including exploration and development work, preparation of feasibility
studies    and    construction    of    production    facilities;
(iii) availability and costs of financing; (iv) ongoing costs of production; (v) market prices for the metals to be produced; and
(vi) estimates of reserves or mineralization. No assurance can be given that any of the development properties the Company owns, leases or acquires contain (or will contain) commercially minable mineral deposits, and no assurances can be given that the Company will ever generate a positive cash flow from production operations on such properties. The Company has identified Olinghouse and Copper Flat as having minable reserves. No assurance can be given, however, that either of these development properties can attain profitable operations.

  COMPETITION AND SCARCITY OF MINERAL LANDS

      Although many companies and individuals are engaged in the mining business, including large, established mining companies, there is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration and/or production activities. The Company may be at a competitive disadvantage in acquiring suitable mining properties since it must compete with these other individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. As a result, there can be no assurance the Company will be able to acquire new reserves or replace its current reserves once they are depleted.

  RESERVES ESTIMATES

      The reserves reported in that certain Pincock Allen & Holt report dated March 6, 1998 are based upon estimates and no assurance can be given that the Company will recover the indicated amount of metals. Further, estimated reserves for properties that have not yet commenced or have recently commenced production (such as Copper Flat and Olinghouse) may require revision following actual production. Fluctuations in the market price of the metals produced by the Company as well as increased production costs or reduced recovery rates, could make the mining of ore reserves containing relatively lower grades of mineralization uneconomic, and could ultimately cause the Company to restate its reserves. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, could adversely affect the Company's profitability in any particular accounting period.

  UNCERTAINTY OF TITLE

     A majority of the Company's properties consist of unpatented mining claims or mill site claims which the Company owns or leases. These claims are located on federal land or involve mineral rights which are subject to the claims procedures established by the General Mining Law. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and the Bureau of Land Management, and pay an annual holding fee of $100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim or mill site claim is void or voidable.

      Because mining claims and mill site claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims or mill site claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and mining claims may be challenged by rival mining claimants and the United States. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. It is therefore conceivable that, during times of falling metal prices, claims which were valid when they were located could become invalid if challenged.

      Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for mining or mill site claims. As a result, some of the titles to the Company's properties may be subject to challenge.

  MINING RISKS AND INSURANCE

     The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company's insurance is adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

  RISK OF HEDGING STRATEGIES

      In order to mitigate some of the risks associated with fluctuating gold prices, the Company has in the past and may in the future use various price hedging strategies, such as selling future contracts for gold, or using call and put options, to lock in delivery prices for its gold production. The Company continually evaluates the potential short- and long-term benefits of engaging in such price hedging strategies based upon the then current market conditions. In addition, lenders may from time to time require the Company to use such hedging strategies. No assurance can be given, however, that the use of price hedging strategies will always benefit the Company. There is a possibility that the Company could lock in forward deliveries at prices lower than the market price at the time of delivery. The Company could also be subject to margin calls if the market price of gold were to significantly rise above the contracted forward delivery prices, which could materially and adversely affect the Company's cash flows and financial condition. In addition, the Company could fail to produce enough gold to satisfy its forward delivery obligations, causing the Company to purchase gold in the spot market at higher prices to fulfill its delivery obligations.

  UNKNOWN ENVIRONMENTAL LIABILITIES FOR PAST ACTIVITIES

      Mining operations involve a potential risk of releases to soil, surface water and groundwater of metals, chemicals, fuels, liquids having acidic properties and other contaminants. In recent years, regulatory requirements and improved technology have significantly reduced those risks. However, those risks have not been eliminated, and the risk of environmental contamination from present and past mining activities exists for mining companies. Companies may be liable for environmental contamination and natural resource damages relating to properties which they currently own or operate or at which environmental contamination occurred while or before they owned or operated the properties. The Company has conducted limited reviews of potential environmental cleanup liability at its operating and primary development properties, as well as other properties acquired by the Company subsequent to 1992. The Company has conducted limited or no reviews of potential environmental cleanup liability at other properties owned currently or previously by the Company. On a few occasions at operating sites, the Company has detected leaks in excess of allowable rates in the primary liners at heap leach pads or ponds. In each such case, the pad or pond was equipped with a second liner and either the location of the leak in the primary liner was taken out of service or the leak was repaired. Other than known conditions which will be remediated pursuant to approved or proposed reclamation plans, the Company is not aware of any significant environmental contamination which could give rise to cleanup obligations or natural resource damages on the part of the Company as a result of past activities (by the Company or others) on these properties. However, no assurance can be given that potential liabilities for such contamination or damages caused by past activities at these properties do not exist.

  EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

      The Company's Bylaws contain certain measures designed to make it more difficult and time consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take control of the Company. The Company has also entered into employment agreements with its Chief Executive Officer, Chief Financial Officer and Vice President of Engineering and Construction which provide for certain payments upon termination or resignation resulting from a change in control of the Company. Furthermore, Nevada's "Combination with Interested Stockholders Statute" and "Control Share Acquisition Statute" may have the effect of delaying or making it more difficult to effect a change in control of the Company.

      These corporate and statutory anti-takeover measures may have certain negative consequences, including an effect on the ability of stockholders of the Company or other individuals to
(i)  change  the composition of the incumbent Board of Directors;
(ii) benefit from certain transactions which are opposed by the incumbent Board of Directors; and (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its stockholders. Since such measures may also discourage accumulations of large blocks of Common Stock by purchasers whose objective is to seek control of the Company or have such Common Stock repurchased by the Company (or other persons) at a premium, these measures could also depress the market price of the Common Stock. Accordingly, stockholders may be deprived of certain opportunities to realize the "control premium" associated with takeover attempts.

  RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

     The Company periodically considers the acquisition of mining claims, properties and businesses. In connection with any such future acquisitions, the Company may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing stockholders. The Company intends to seek stockholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock market listing rules.

  DEPENDENCE ON KEY PERSONNEL

      The Company is dependent on the services of certain key executives, including Robert N. Pratt, Chief Executive Officer, President and Chairman of the Board of Directors, and John A. Bielun, Senior Vice President and Chief Financial Officer. The loss of either of these individuals could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance on these individuals. The Company has entered into employment agreements with certain of its key executives, including Messrs. Pratt and Bielun. Each of these employment agreements expires in October 1998.

                         USE OF PROCEEDS

      The Company will not receive any proceeds directly from the sale of the Shares by the Selling Stockholder. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the sale price of the Shares sold, less the aggregate underwriters= commissions and discounts, if any, and the expenses of distribution not borne by the Company. The Company has agreed to pay certain expenses of the registration of the Shares.

                       SELLING STOCKHOLDER

      The  table  below  sets  forth  the  name  of  the  Selling
Stockholder, the number of Shares which may be sold by the Selling Stockholder as of the date of this Prospectus, regardless of whether such Selling Stockholder has a present intent to sell, and the number of Shares which may be offered for resale pursuant to this Prospectus. The number of Shares included in the registration statement on file with the Commission of which this Prospectus is a part is based upon the number of Shares underlying the Option.

      Within the past three years, the Selling Stockholder has loaned certain funds to the Company and has provided financial and consulting services to the Company, including consultation services in connection with hedging and precious metals sales. The Selling Stockholder is a lender under that certain $17.0 million revolving credit and term loan agreement dated as of April 30, 1998, among the Company, Standard Chartered Bank, Credit Agricole Indosuez and the Selling Stockholder. The Company used $6.8 million of the loan proceeds under the revolving credit and term loan agreement to repay certain indebtedness to the Selling Stockholder and BHF-Bank
Aktiengesellschaft. In consideration of its services, the Company, from time to time, has granted to the Selling Stockholder options to purchase shares of Common Stock, including the Option. The Option supercedes and replaces a certain option to purchase up to 75,000 shares of Common Stock previously granted by the Company to the Selling Stockholder on March 31, 1996. In addition to the foregoing, the Company is required to sell 100% of its gold production to the Selling Stockholder through April 30, 2003. All such sales of gold to the Selling Stockholder are made at the market price prevailing at the time of sale.

      The information below is based upon information provided by the Selling Stockholder. Because the Selling Stockholder may offer all, some or none of the Shares, no definitive estimate as to the number of Shares thereof that will be held by the Selling Stockholder after this offering of the Shares can be provided and the table below has been prepared on the assumption that all of the Shares offered under this Prospectus will be sold to unaffiliated parties. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholder may offer the Shares for resale from time to time. See "Plan of Distribution."

      The  Shares  being offered by the Selling  Stockholder  are issuable  by  the  Company to the Selling  Stockholder  upon  the exercise of the Option granted by the Company to the Selling Stockholder. The Exercise Price for the Option is $1.78125 per share.

                                                                 NUMBER OF
                                                                  SHARES              PERCENTAGE
                            NUMBER OF          NUMBER OF       BENEFICIALLY          BENEFICIALLY
                             SHARES           SHARES THAT       OWNED AFTER        OWNED AFTER THE
                          BENEFICIALLY           MAY BE         THE SALE OF          SALE OF THE
 SELLING STOCKHOLDER     OWNED<F1>,<F2>         SOLD<F2>       THE SHARES<F3>        SHARES<F3>
---------------------    ---------------     -------------    ----------------    -----------------
Gerald Metals, Inc.         600,000             450,000           150,000               *

____________________

*    Beneficial  ownership does not exceed 1% of the  outstanding
     Common Stock.
<F1> The  Selling Stockholder has and will have sole  voting  and sole investment power with respect to all Shares owned.
<F2> Includes  450,000 Shares of the Common Stock  issuable  upon the exercise of the Option. In addition, the total amount of the Common Stock offered under this Prospectus and included in the registration statement of which this Prospectus is a part includes a presently indeterminate number of shares of the Common Stock issuable upon the exercise of the Option, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416 of the Securities Act.
<F3> Assumes  the  sale of all of the Shares  issuable  upon  the exercise of the Option to persons who are not affiliates of the Selling Stockholder.

                      PLAN OF DISTRIBUTION

      The Shares being offered by the Selling Stockholder or its respective pledgees, donees, transferees, assignees or other successors in interest, may be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, though the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholder determines from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

      The Selling Stockholder or its respective pledgees, donees, transferees, assignees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholder will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that the Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholder. The Selling Stockholder and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

      The Selling Stockholder, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. The Selling Stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

      The Selling Stockholder and any other person participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder or any other such person. The foregoing may affect the marketability of the Shares.

                          LEGAL MATTERS

      The validity of the Shares being offered hereby will be passed upon for the Company by Kummer Kaempfer Bonner & Renshaw,
Las Vegas, Nevada.

                             EXPERTS

      The financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      The Company's ore reserves incorporated by reference into this Prospectus have been audited by the independent engineering firm of Pincock, Allen & Holt, and are included herein in reliance upon the authority of said firm as an expert in such matters.

                      AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Northwest Atrium Center, 400 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company has filed with the Commission a registration statement (the "Registration Statement") on Form S-3 under the Securities Act, of which this Prospectus constitutes a part, with respect to the Shares. The Registration Statement, including exhibits and schedules thereto, may be obtained from the
Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any document referred to are not necessarily complete and in each instance reference is made to the copy of the appropriate document filed as an exhibit to, or incorporated by reference into, the Registration Statement, each statement being qualified in all respects by such reference. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company is such a filer. The Commission web site address is (http://www.sec.gov).